Exhibit 10.5

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Services Agreement") is dated as of this 1st day of November, 2014, between Dynamic Applications Corp., a Delaware corporation (the "Company") and Mordechai Bignitz, a resident of the State of Israel (the "Executive"). The Company and the Executive are sometimes referred to collectively, as the "Parties" and individually, as a "Party."

WHEREAS, the Company desires to engage the Executive to provide services to the Company pursuant to the terms of this Services Agreement;

WHEREAS, the Executive agrees to his engagement by the Company pursuant to the terms of the Services Agreement.

NOW THEREFOR, the Parties agree as follows:

1. Services.

The Executive agrees to provide services to the Company as Chief Executive Officer. It is understood and agreed by the Parties that the position of Chief Executive Officer is not a full-time position at this time or for the term of this Services Agreement. As a result, it is understood that the Executive shall not be required to devote more than 20 hours per month in the performance of Executive's duties hereunder (the "Services").

2. Compensation.

In consideration for the Services to be provided by Executive, the Company shall pay the Executive the sum of One Thousand (US$1,000) U.S. Dollars per month.

3. Expenses.

The Company agrees to reimburse Executive for all reasonable expenses incurred in the performance of the Services under this Agreement, provided that Executive submit, on a monthly basis, copies of all invoices of such expense disbursements by the Executive.

4. Right of Termination.

Either Party may terminate this Agreement and the rights and obligations hereunder upon thirty (30) days prior written notice to the other Party, at the addresses set forth in Section 5(iv) below.

5. Miscellaneous.

(i) Entire Agreement: This Agreement and the related agreements and exhibits constitute the entire agreement between the Parties hereto with respect to the subject matter hereof;
(ii) Amendment: This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the Parties hereto;
(iii) Counterparts: This Agreement may be executed in any number of counterparts and by the separate Parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument; and
(iv) Notices: All notices required or permitted to be given under this
Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, or by email, to the following addresses:

If to the Executive, then to:
Mordechai Bignitz, CEO Shaham 22 Street
P.O. Box 8324
Petach Tiqwa, Israel 49181

If to the Company, then to:
Dynamic Applications Corp. Attn: Shmuel De-Saban, CFO Shaham 22 Street
P.O. Box 8324
Petach Tiqwa, Israel 49181

With a copy to:
Office of Richard Rubin
40 Wall Street, 28th Floor
New York, NY 10005

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE                                                                     DYNAMIC APPLICATIONS CORP.
/s/: Mordechai Bignitz                                                       /s/: Shmuel De_Saban
Mordechai Bignitz                                                             Shmuel De-Saban, CFO